PRESS RELEASE	Exhibit 99.2

FOR IMMEDIATE RELEASE	CONTACT:	JOHN P. NELSON,
PRESIDENT
(515) 232-6251

February 15, 2024

AMES NATIONAL CORPORATION DECLARED CASH DIVIDEND AND ANNOUNCED NOMINEES FOR THE BOARD OF DIRECTORS IN 2024

AMES, IOWA – On February 14, 2024, Ames National Corporation (the “Company”) declared a cash dividend of $0.27 per common share. The dividend is payable May 15, 2024, to shareholders of record at the close of business on May 1, 2024. The quarterly dividend remained the same as the quarterly dividend declared in 2023.

The Company also announced four nominees to the Board of Directors. The nominees for a three-year term are Lisa M. Eslinger and John L. Pierschbacher each of whom is currently serving as a director and is standing for re-election to the Board and Everett S. Miles and Scot A. Trost, who have not previously served as directors.

This press release is not a solicitation of proxies from holders of common stock of Ames National Corporation (the "Company"). The Company will provide shareholders with a proxy statement and related materials in connection with the 2024 Annual Meeting of Shareholders. Any solicitation of proxies by or on behalf of the Company in connection with the 2024 Annual Meeting of Shareholders will be conducted upon and following the dissemination of the proxy statement and other materials in accordance with applicable law.

Ames National Corporation is listed on the NASDAQ Capital Market under the ticker symbol, ATLO. The Company’s affiliate banks include: First National Bank, Ames, Iowa; Boone Bank & Trust Co., Boone, Iowa; State Bank & Trust Co., Nevada, Iowa; Iowa State Savings Bank, Creston, Iowa; Reliance State Bank, Story City, Iowa; and United Bank & Trust Co., Marshalltown, Iowa. Additional information about the Company can be found at www.amesnational.com.